UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report:  November 12, 2004

Date of Earliest Event Reported:  November 5, 2004

Commission File Number 1-6450

GREAT LAKES CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	95-1765035
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9025 NORTH RIVER ROAD, SUITE 400

INDIANAPOLIS, INDIANA  46240

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code 317-715-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

In connection with the resignation of Mark P. Bulriss, chairman of the board, chief executive officer and president of the Registrant, disclosed in Item 5.02 below, on November 5, 2004, the Registrant and Mr. Bulriss entered into a Resignation Agreement and Limited Release (the “Agreement”).  Pursuant to the Agreement, as of November 5, 2004, Mr. Bulriss resigned from his positions as president and chief executive officer of the Registrant and as a member of the Board of Directors of the Registrant for good reason under the terms of his Employment Agreement dated as of April 1, 1998 by and between the Registrant and Mr. Bulriss (the “Employment Agreement”), and the Registrant accepted his resignation.  The Registrant agreed to pay or provide to Mr. Bulriss the items set forth in paragraph 6(e)(i) through (viii) of the Employment Agreement in accordance with the terms thereof, which include payments equal to three times his base salary and bonus, continued benefits for three years, and an additional three years of service for purposes of retirement benefits, in addition to accrued base salary and bonus up to the date of resignation.  Additionally, all of Mr. Bulriss’ unvested stock options became fully vested as of the date of resignation.  As a result of these obligations the Registrant expects to incur charges in the range of $7 to $8 million as of the date of resignation.  Mr. Bulriss agreed to release the Registrant, its related entities and officers and directors from all claims, including claims for any additional compensation, benefits or other payments based on the Employment Agreement, except for claims arising out of the indemnification provisions of the Registrant’s Certificate of Incorporation and By-Laws and the provisions of the Delaware General Corporation Law.

John J. Gallagher III and Richard T. Higgons each entered into an amended change of control agreement with the Registrant effective November 11, 2004.  The amendments incorporate additional circumstances, the occurrence of which would result in payment of the same benefits that would be payable under the agreement in the case of a change of control.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 5, 2004, Mark P. Bulriss, chairman of the board, chief executive officer and president resigned from all positions as an employee and officer of the Registrant and as a director of the Registrant.  Attached is a copy of the press release issued by the Registrant on November 5, 2004.

On November 5, 2004, John J. Gallagher III, currently the Registrant’s chief financial officer, was appointed by the Board of Directors as acting chief executive officer.  Mr. Gallagher, 40, joined Great Lakes in May 2001.  Prior to joining Great Lakes, Mr. Gallagher was vice president and chief financial officer at UOP LLC, a $1.1 billion global joint venture of the Dow Chemical Company and Honeywell International, a position he had held since 1999.  Prior to UOP, Mr. Gallagher served in a number of positions of increasing responsibility at AlliedSignal (now Honeywell International) where he last held the position of vice president, finance and business development at Bendix Commercial Vehicle Systems.  Prior to that, Mr. Gallagher had responsibilities for all of AlliedSignal as director, business analysis and planning, and previously director, finance and mergers and acquisitions.  He also spent nine years at Price Waterhouse Coopers LLP as a management consultant on numerous mergers and acquisitions transactions, both in the U.S. and around the world.  Mr. Gallagher is a CPA and holds a B.S. degree in Accounting from the University of Delaware.

Also on November 5, 2004, Jeffrey Potrzebowski, currently vice president, investor relations and financial analysis, was named by the Board of Directors as acting chief financial officer.  Mr. Potrzebowski joined the Registrant in June, 1993 as director of internal audit.  In September, 1996, he became director of investor relations.  He was named vice president, investor relations and financial analysis in 2002, and was appointed an officer of the Registrant in 2004.  Prior to joining the Registrant, Mr. Potrzebowski was group controller for Stuart-Warner Corporation, a subsidiary of BTR, Inc.  Prior to that he held several positions at USG Corporation, and prior to that he was with Price Waterhouse Coopers LLP for over ten years.  Mr. Potrzebowski is a CPA and holds a B.S. degree in Business Administration from the University of Toledo.

Item 9.01                                             Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99(i)	Press release dated November 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	November 12, 2004	By:	/s/ William L. Sherwood
William L. Sherwood
Vice President and
Corporate Controller